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DOLLAR GENERAL ANNOUNCES COMPLETION OF SHARE REPURCHASES UNDER 10b5-1 PLAN

GOODLETTSVILLE, Tennessee – May 20, 2004 – Dollar General Corporation (NYSE: DG) announced today that it has completed the purchases of shares authorized by its recently announced written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934. The 10b5-1 plan automatically terminated when the Company purchased the maximum amount of common stock authorized by the plan.

To date, the Company has repurchased approximately 10.5 million shares in connection with a 12 million share repurchase authorization by the Board of Directors on March 13, 2003.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,930 neighborhood stores as of April 30, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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